EX.99.77C - Sole Unitholder Consent



GOLDMAN SACHS TRUST



Consent of Sole Shareholder of
Cash Portfolio


The undersigned, being the sole shareholder of Cash Portfolio (the "Fund"), a series of Goldman Sachs Trust, a Delaware business trust (the "Trust"), hereby consents to and takes the following action in writing in lieu of a meeting:

        RESOLVED, that the form, terms and provisions of the Management Agreement between the Fund and Goldman Sachs Asset Management, dated April 30, 1997 as amended April 25, 2001, a copy of which has been presented to the undersigned, be, and hereby are, in all respects approved.

        FURTHER RESOLVED, that the investment objective and fundamental investment restrictions of the Fund as set forth in the Trust's Prospectus and Statement of Additional Information dated May 1, 2001, be, and hereby are, approved.


Dated: May 1, 2001






                                                  THE GOLDMAN SACHS GROUP, INC.





                                                  By:  /s/    David B. Ford
                                                      Name:   David B. Ford
                                                      Title:  Managing Director